UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue.
    See Instructions 1(b).
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Alec Poitevint, II
   P.O. Box 1866
   Bainbridge, Georgia  31717

2. Issuer Name and Ticker or Trading Symbol
   Agri-Nutrition Group Limited
   (AGNU)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year October 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line) (x) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |12/18/|A   |12,500            |A  |--         |                   |      |                           |
                                97                                                                                                 |
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Common Stock                 |12/7/ |A   |17,778            |A  |--         |32,944             |D     |                           |
                                98
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Common Stock                 |      |    |                  |   |           |20,000             |  I   |          *                |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
                        |        |          |           |   |    |      |            |        |   |  |
                        |        |     |    |           |   |           |            |       |       |            |   |            |
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                        |        |     |                |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:

* Does not include 166,900 shares owned by Marshall Minerals, Inc. and 184,000 shares owned by Mineral Associates, Inc. Mr. Poitevint is President and Chairman of both corporations, but is not a controlling shareholder of either corporation, and disclaims beneficial ownership of such shares. 10,000 of these shares are held by Mr. Poitevint as custodian for his daughter under the Georgia Uniform Transfer to Minors Act. 10,000 of these shares are beneficially owned by Mr. Poitevint's adult daughter. Mr. Poitevint has investment power with respect to, but no pecuniary interest in, such shares, and disclaims beneficial ownership of such shares.

SIGNATURE OF REPORTING PERSON





/s/ Robert J. Elfanbaum
Robert J. Elfanbaum u/p/a for Alec Poitevint, II

DATE






January 13, 1999